EXHIBIT 10.18

May 26, 2010	Kodiak Capital Group, LLC

CONFIDENTIAL
TERM SHEET

Issuer:	Xtreme Oil & Gas, Inc. (“Company”)

Securities:	The Company’s common stock (“Stock”)

Structure:	Financing Facility (“Facility”)

Facility Amount:
The Investor shall commit to purchase up to $5,000,000 of the Company’s Stock over the course of 36 months (“Facility Period”), after a registration statement of the Stock has been declared effective (“Effective Date”) by the U.S. Securities and Exchange Commission (“SEC”).

Put Amount:
The amount that the Company shall be entitled to request from each of the purchase “Puts”, shall be equal to either 1) $500,000 or 2) up to 200% of the averaged daily volume (U.S market only) (“ADV”) multiplied by the average of the 3 daily closing prices immediately preceding the Put Date with an initial Put Date of $2.5M to be closed on within 30 days of filing a registration statement with the SEC. The initial Put request shall be priced at $1.25 per share. The ADV shall be computed using the three (3) trading days prior to the Put Date.

Pricing Period:	The 5 consecutive trading days immediately after the Put Date.

Market Price:	The lowest closing bid price of the Stock during the Pricing Period.

Purchase Price:	The Purchase Price shall be set at 90% of the Market Price.

Put Date:	The date that the Investor receives Put Notice of draw down by Company of a portion of the Facility.

Put Restrictions:	Shall mean the days between the Put Date and the Closing Date with respect to that Put. During this time, the Company shall not be entitled to deliver another Put Notice.

Lock-Up:	The Company agrees that any and all its officers, insiders, affiliates as of Agreement date, or other related parties shall refrain from buying and/or selling any Stock, during the Pricing Period.

Closing Date:	Seven (7) business days after the Put Date, for each tranche.

Short Sales:	During the term of this agreement, the Investor agrees not to engage in any short selling of the Issuer's stock.

Document Preparation Fee:
The Company agrees to pay a non-refundable document preparation fee of $10,000 in cash and 25,000 shares newly-issued restricted Company stock for the preparation of the Investment Agreement and Registration Rights Agreement. All funds are due upon execution of this term sheet.

Commitment Fee:
3% of the Facility Amount, payable on the earlier of 1) the initial Closing Date, in which case the Commitment Fee shall be deducted from the Facility Amount, or 2) 3 months from the execution of the Investment Agreement, payable in cash.

Commitment Shares:	The Company agrees to deliver 350,000 shares of newly-issued restricted Company stock common stock. All shares are due upon the execution of the Investment Agreement.

Registration:
The Company shall have a draft registration statement covering the underlying Stock of the Facility, prepared by corporate counsel, for the filing of a registration statement with the SEC, by July 28th, 2010 (“Filing Date”).

Confidentiality:
The Company agrees to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Company’s legal and financial advisors, who shall be informed of the confidential nature of this document).

Termination:
The Company may at any time in its sole discretion terminate (a “Company Termination”) this Agreement and its right to initiate future Tranches by providing 30 days advanced written notice (“Termination Notice”) to Investor. The Commitment Fee is payable despite any termination of this Agreement and all fees paid to Investor or its counsel are non-refundable. Notwithstanding any provision to the contrary, the parties hereto agree to deal in good faith and do not waive any rights at law or equity by making the promises contained in this Term Sheet, including the equitable remedy of promissory estoppel.

This term sheet is intended for discussion purposes only and is not an offer for the purchase or sale of the Company’s securities. Closing is subject to mutual agreement of final documentation between the Company and Investor. This term sheet will be considered void if not executed by both parties prior to the close of business on May 27th, 2010. The undersigned Company officer, on behalf of the Company hereby represents and warrants that this term sheet has been duly authorized, executed and delivered by the Company.

Agreed and Accepted;

Xtreme Oil & Gas, Inc.

/s/  Willard G. McAndrew III

Date  May 26, 2010

KODIAK CAPITAL GROUP, LLC

/s/  Ryan Hodson

Ryan Hodson, Managing Director